Marathon Patent Group Receives Deficiency Letter from NASDAQ Related to Two Director Resignations and Announces Plans to Regain Compliance

LOS ANGELES, July 13, 2018, 2018 (GLOBE NEWSWIRE) — Marathon Patent Group, Inc. (Nasdaq:MARA) (“Marathon” or the “Company”), today announced that on July 10, 2018, it was notified by the NASDAQ Stock Market that it no longer complies with the independent director and audit committee requirements of Listing Rules 5605(b)(1) and 5605(c)(2). The Company plans to regain compliance through appointment of two new independent directors. In the interim, the Company’s common stock will continue to trade on NASDAQ.

The Company has 45 calendar days to submit a plan to regain compliance, and if Nasdaq accepts the Company’s plan, Nasdaq can grant an exception of up to 180 calendar days from the fiscal year end, or until January 7, 2019, to regain compliance.

Nasdaq has also notified the Company that it no longer complies with Nasdaq’s compensation committee requirement as set forth in Listing Rule 5605(d)(2) and will provide the Company a cure period in order to regain compliance as follows:

●	until the earlier of the Company’s next annual shareholders’ meeting or June 28, 2019; or
●	if the next annual shareholders’ meeting is held before December 26, 2018, then the Company must evidence compliance no later than December 26, 2018.

Merrick Okamoto, Marathon’s Chairman and CEO stated, “As announced previously, we have already commenced a search for replacement independent directors and look forward to announcing them upon the positions being filled.”

Investor Notice

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under "Risk Factors" in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2017. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See "Safe Harbor" below.

Forward-Looking Statements

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Risk Factors” in the Company's Annual Reports on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

CONTACT INFORMATION

Name:Jason Assad

Phone: 678-570-6791

Email: Jason@marathonpg.com